Exhibit 99.1

 California Pizza Kitchen Reports Preliminary First Quarter Results;
                 Comparable Store Sales Increase 9.3%;
       Guidance Raised to $0.21 to $0.22 Per Fully Diluted Share

    LOS ANGELES--(BUSINESS WIRE)--April 12, 2005--California Pizza Kitchen, Inc., (Nasdaq:CPKI) announced today that revenues increased 11.9% to $110.3 million for the first quarter ended April 3, 2005 versus $98.6 million in the first quarter of 2004. Comparable store sales increased approximately 9.3% compared to 7.2% in the first quarter a year ago.
    On its February 3, 2005 conference call, the Company forecasted a first quarter comparable store sales increase of approximately 5.5% to 6.5% and earnings per fully diluted share in the range of $0.18 to $0.19. Based on the aforementioned results, however, management is now comfortable increasing its estimated earnings per fully diluted share to $0.21 to $0.22. The Company anticipates that its revised accounting treatment for leases will have no impact on earnings in the first quarter of 2005.
    The Board of Directors also announced today that Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., entered into a five-year employment agreement with the Company. Although Rosenfield and Flax have been responsible for all day-to-day operations since returning to managerial roles in July 2003, no formal agreement was in effect.
    The Company intends to release its first quarter earnings on April 28, 2005 at approximately 4:00 pm EDT with a conference call to follow at approximately 5:00 pm EDT. Management will specifically address guidance for the second quarter and full year at that time. A webcast of the conference call can be accessed at www.cpk.com.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive appetizers, pastas, salads, soups and sandwiches. The average guest check is approximately $12.56. The chain operates, licenses or franchises 176 restaurants as of April 12, 2005, of which 146 are company-owned and 30 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media) or Sue Collyns (investors)
             310-342-5000